Exhibit 99.1

FOR IMMEDIATE RELEASE

Waste Management Announces Fourth Quarter and Full-Year 2018 Earnings

The Company Generates Its Best Ever Full-Year Income and Cash Flow from Operations	FOR MORE INFORMATION
Waste Management

HOUSTON — February 14, 2019 — Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended December 31, 2018.  Revenues for the fourth quarter of 2018 were $3.84 billion, compared with $3.65 billion for the same 2017 period.  Net income for the quarter was $531 million, or $1.24 per diluted share, compared with net income of $903 million, or $2.06 per diluted share, for the fourth quarter of 2017.(a)  On an adjusted basis, earnings per diluted share were $1.13 for the fourth quarter of 2018, compared with $0.85 for the fourth quarter of 2017.(b)

For the full year 2018, the Company reported revenues of $14.91 billion, compared with $14.49 billion for 2017.  Earnings per diluted share were $4.45 for the full year 2018 compared with $4.41 for the full year 2017.  On an adjusted basis, earnings per diluted share were $4.20 for the full year 2018 versus $3.22 for the full year 2017.(b)

Jim Fish, President and Chief Executive Officer of Waste Management, commented, “2018 was a record-setting year for Waste Management, driven by our traditional solid waste performance.  We grew operating EBITDA by more than 5%, which led to an increase in net cash provided by operations of more than 12% to $3.57 billion.(c)  This growth translated into free cash flow of over $2 billion and the most cash returned to our shareholders in over a decade.(b)  Our strong 2018 results validate that our focus on outstanding customer experience and cost management drives solid growth in our business.”

Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Tiffiany Moehring 720.346.5372 tmoehrin@wm.com

KEY HIGHLIGHTS FOR THE FOURTH QUARTER AND THE FULL YEAR 2018

Profitability

•

Operating EBITDA was $1.14 billion for the fourth quarter of 2018 and $4.27 billion for the full year.  Adjusted operating EBITDA was $1.09 billion for the fourth quarter of 2018 and $4.22 billion for the full year. On a year-over-year basis, adjusted operating EBITDA grew $73 million, or 7.2%, in the fourth quarter and $210 million, or 5.2%, for the year.  Adjusted operating EBITDA margin improved 50 basis points in the fourth quarter and 60 basis points for the full year.(b)

Revenue Growth

•

In the fourth quarter, revenue growth was driven by strong yield and volume growth in the Company’s collection and disposal business, which contributed $203 million of incremental revenue on a year-over-year basis.  Revenue from the Company’s recycling business increased $18 million in the fourth quarter of 2018.  For the full year, yield and volume growth in the Company’s collection and disposal business contributed $693 million of incremental revenue.  This was partially offset by a decline in revenue from the Company’s recycling business, which fell by $197 million year-over-year, due to lower market prices for commodities net of contamination fees.

•	Core price was 5.6% in the fourth quarter of 2018, compared to 4.8% in the fourth quarter of 2017. For the full year, core price was 5.3%, compared to 4.8% in 2017.(d)
•

Internal revenue growth from yield for collection and disposal operations was 2.3% for both the fourth quarter and the full year, compared with 2.2% in the fourth quarter of 2017 and 2.0% for the full year 2017.

•

Traditional solid waste internal revenue growth from volume was 3.1% in the fourth quarter of 2018, or 2.4% on a workday-adjusted basis. Total Company internal revenue growth from volume, which includes recycling and other businesses, was 4.7% in the fourth quarter, or 4.0% on a workday adjusted basis. For the full year 2018, traditional solid waste internal revenue growth from volume was 2.9% and total Company volume was 3.3%.

Recycling

•

Operating EBITDA in the Company’s recycling line of business improved modestly when comparing the fourth quarter of 2018 with the prior year period as the Company executed on its contamination fee strategy. For the full year, operating EBITDA in the Company’s recycling line of business declined nearly $90 million when compared to the full year 2017.

Cost Management

•

The Company focused on managing SG&A to reduce costs as a percentage of revenue to below 10% for the first time since 2005. As a percent of revenue, SG&A expenses were 9.6% in the fourth quarter of 2018, compared to 10.1% in the fourth quarter of 2017. For the full year, as a percentage of revenue, SG&A expenses were 9.7%, compared to 10.1% for the full year 2017.

Free Cash Flow & Capital Allocation

•

Net cash provided by operating activities was $912 million in the fourth quarter compared to $792 million in the fourth quarter of 2017. For the full year, net cash provided by operating activities was $3.57 billion, compared to $3.18 billion for the full year of 2017. The increase in operating cash flow for the quarter and the year reflects the benefits of strong operating income growth and lower cash taxes, which were partially offset by the payment of approximately $65 million in bonuses to the Company’s hard-working front-line employees.

•

Capital expenditures were $454 million in the fourth quarter, compared to $528 million in the fourth quarter of 2017. For the full year, capital expenditures were $1.69 billion, compared to $1.51 billion for the full year of 2017. The year-over-year increase was in line with expectations as the Company invested a significant portion of its tax savings in facility improvements, natural gas fueling infrastructure and expanding its natural gas fleet.

•

Free cash flow was $560 million, including $102 million in asset sales, in the fourth quarter, compared to $344 million, including $80 million in asset sales, in the fourth quarter of 2017. For the full year, free cash flow was $2.08 billion, including $208 million in asset sales, compared to $1.77 billion, including $99 million in asset sales, for the full year of 2017.(b)

•

The Company returned $451 million to shareholders in the fourth quarter comprised of $197 million in dividends and $254 million in share repurchases. For the full year, the Company returned $1.8 billion to shareholders comprised of $802 million in dividends and $1.0 billion in share repurchases.

•	The Company spent $466 million on acquisitions of solid waste businesses during 2018, $118 million of which was spent in the fourth quarter.

Income Taxes

•

The Company’s effective tax rate for the fourth quarter of 2018 was 19.3%.  On an adjusted basis, the tax rate was 21.5%.  For the full year, the Company’s effective tax rate was 19.0%.  On an adjusted basis, the tax rate was 22.1%.(b)

2019 OUTLOOK

The Company announced the following regarding its financial outlook for 2019:

Profitability

•	Adjusted operating EBITDA is expected to grow $185 to $235 million to between $4.40 and $4.45 billion for the full year.(b)
•	Adjusted earnings per diluted share for 2019 is expected to be between $4.28 and $4.38.(b)

Revenue Growth

•	Core price is expected to be greater than 4.0% for 2019. Internal revenue growth from yield on the collection and disposal business is expected to be greater than 2.0%.
•	Internal revenue growth from volume is expected to be around 2.0%.

Free Cash Flow & Capital Allocation

•	Free cash flow for 2019 is projected to be between $2.025 and $2.075 billion.(b)
•	Capital expenditures are expected to be in the range of $1.65 to $1.75 billion, with proceeds from asset sales projected to be $50 to $100 million.
•

The Board of Directors has indicated its intention to increase the dividend by $0.19, or 10.2%, to $2.05 per share on an annual basis, for an approximate annual cost of $870 million. The Board must separately approve and declare each dividend.

•	The Board of Directors has authorized management to repurchase up to $1.5 billion of the Company’s common stock. This authorization is not limited to 2019 and does not expire.

Income Taxes

•	The Company expects its full year adjusted effective tax rate to be approximately 24.0%.(b)

Fish concluded, “The health of our business is best demonstrated by the strong 2018 operating EBITDA performance generated by our hard-working employees.  We expect equally strong operating EBITDA growth again in 2019.  We will continue to make investments in our employees, in technology, and in capital equipment this year to further grow our business, improve customer service, and generate strong returns.  We are confident that these investments will position us well for 2019 and into the future.”

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(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line items “Net income attributable to Waste Management, Inc.”

(b)

Adjusted earnings per diluted share, adjusted net income, adjusted operating EBITDA, adjusted operating EBITDA margin, adjusted tax rate, and free cash flow are non-GAAP measures. Please see “Non-GAAP Financial Measures” below and the reconciliations in the accompanying schedules for more information.

(c)	Management defines operating EBITDA as GAAP income from operations before depreciation and amortization; this measure may not be comparable to similarly-titled measures reported by other companies.

(d)

Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies.  Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

The Company will host a conference call at 10:00 AM (Eastern) February 14, 2019 to discuss the fourth quarter and full year 2018 results.  Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the “Events & Presentations” section of investors.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call.  If you are calling from outside of the United States or Canada, please dial (706) 643-7398.  Please utilize conference ID number 6496795 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website investors.wm.com and by telephone from approximately 1:00 PM (Eastern)February 14, 2019 through 5:00 PM (Eastern) on February 28, 2019. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada, dial (404) 537-3406 and use the replay conference ID number 6496795.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management environmental services in North America. Through its subsidiaries, the Company provides collection, transfer, disposal services, and recycling and resource recovery. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

FORWARD-LOOKING STATEMENTS

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to all statements under the heading “2019 OUTLOOK” and all statements about future business performance, growth, investments and returns. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate such acquisitions; failure to obtain the results anticipated from acquisitions; environmental and other regulations; commodity price fluctuations; international trade restrictions and tariffs; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; technology failures or cybersecurity incidents; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

NON-GAAP FINANCIAL MEASURES

To supplement its financial information, the Company, in some instances, has presented adjusted earnings per diluted share, adjusted net income, adjusted operating EBITDA, adjusted operating EBITDA margin, adjusted tax rate and free cash flow, and has also provided projections of adjusted earnings per diluted share, adjusted operating EBITDA, adjusted tax rate, and free cash flow; these are non-GAAP financial measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended.

The Company reports its financial results in compliance with GAAP but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business.

The Company’s projected full year 2019 adjusted earnings per diluted share, adjusted operating EBITDA and adjusted tax rate are anticipated to exclude the effects of events or circumstances in 2019 that are not representative or indicative of the Company’s results of operations. Such excluded items are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full-year earnings per diluted share, operating EBITDA or tax rate to the comparable GAAP measures.

The Company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable GAAP measure. The Company believes free cash flow gives investors useful insight into how the Company views its liquidity, but the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly-titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected earnings per diluted share, operating EBITDA and tax rate. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP.

###

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017

Operating revenues	$3,842	$3,652	$14,914	$14,485
Costs and expenses:
Operating	2,379	2,263	9,249	9,021
Selling, general and administrative	370	369	1,453	1,468
Depreciation and amortization	370	342	1,477	1,376
Restructuring	—	—	4	—
Gain from divestitures, asset impairments and unusual items, net	(44)	(26)	(58)	(16)

	3,075	2,948	12,125	11,849
Income from operations	767	704	2,789	2,636
Other income (expense):
Interest expense, net	(97)	(91)	(374)	(363)
Equity in net losses of unconsolidated entities	(12)	(15)	(41)	(68)
Other, net	1	(14)	2	(14)
	(108)	(120)	(413)	(445)
Income before income taxes	659	584	2,376	2,191
Income tax expense (benefit)	128	(319)	453	242
Consolidated net income	531	903	1,923	1,949
Less: Net loss attributable to noncontrolling interests	—	—	(2)	—
Net income attributable to Waste Management, Inc.	$531	$903	$1,925	$1,949
Basic earnings per common share	$1.25	$2.08	$4.49	$4.44
Diluted earnings per common share	$1.24	$2.06	$4.45	$4.41
Weighted average basic common shares outstanding	425.3	434.4	429.1	438.8
Weighted average diluted common shares outstanding	428.5	437.7	432.2	441.9
Cash dividends declared per common share	$0.465	$0.425	$1.86	$1.70

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$61	$22
Receivables, net	2,275	2,374
Other	309	298
Total current assets	2,645	2,694
Property and equipment, net	11,942	11,559
Goodwill	6,430	6,247
Other intangible assets, net	572	547
Other	1,061	782
Total assets	$22,650	$21,829
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued liabilities and deferred revenues	$2,676	$2,523
Current portion of long-term debt	432	739
Total current liabilities	3,108	3,262
Long-term debt, less current portion	9,594	8,752
Other	3,672	3,773
Total liabilities	16,374	15,787
Equity:
Waste Management, Inc. stockholders’ equity	6,275	6,019
Noncontrolling interests	1	23
Total equity	6,276	6,042
Total liabilities and equity	$22,650	$21,829

WASTE MANAGEMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Years Ended
	December 31,
	2018	2017
Cash flows from operating activities:
Consolidated net income	$1,923	$1,949
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,477	1,376
Other	199	53
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(29)	(198)
Net cash provided by operating activities	3,570	3,180
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(460)	(198)
Capital expenditures	(1,694)	(1,509)
Proceeds from divestitures of businesses and other assets (net of cash divested)	208	99
Other, net	(223)	(12)
Net cash used in investing activities	(2,169)	(1,620)
Cash flows from financing activities:
New borrowings	359	1,479
Debt repayments	(499)	(1,907)
Net commercial paper borrowings	453	513
Common stock repurchase program	(1,004)	(750)
Cash dividends	(802)	(750)
Exercise of common stock options	52	95
Tax payments associated with equity-based compensation transactions	(29)	(47)
Other, net	(38)	6
Net cash used in financing activities	(1,508)	(1,361)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(3)	—
Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	(110)	199
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	293	94
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$183	$293

Prior year information has been revised to reflect the adoption of Accounting Standards Update (ASU) 2016-15 and ASU 2016-18 and conform to our current year presentation.

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Operating Revenues by Line of Business

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Commercial	$1,024	$950	$3,972	$3,714
Residential	644	640	2,529	2,528
Industrial	705	653	2,773	2,583
Other	117	109	450	439
Total collection	2,490	2,352	9,724	9,264
Landfill	914	883	3,560	3,370
Transfer	454	399	1,711	1,591
Recycling	339	310	1,293	1,432
Other	440	433	1,736	1,713
Intercompany (a)	(795)	(725)	(3,110)	(2,885)
Total	$3,842	$3,652	$14,914	$14,485

Internal Revenue Growth

	Period-to-Period Change for the Three Months Ended December 31, 2018 vs. 2017				Period-to-Period Change for the Year Ended December 31, 2018 vs. 2017
		As a % of		As a % of		As a % of		As a % of
		Related		Total		Related		Total
	Amount	Business(b)	Amount	Company(c)	Amount	Business(b)	Amount	Company(c)
Collection and disposal	$73	2.3%			$291	2.3%
Recycling commodities	(21)	(6.7)			(273)	(19.1)
Fuel surcharges and mandated fees	24	17.3			111	21.3
Total average yield (d)			$76	2.1%			$129	0.9%
Volume			169	4.7			478	3.3
Internal revenue growth			245	6.8			607	4.2
Acquisitions			57	1.5			199	1.4
Divestitures			(43)	(1.2)			(133)	(0.9)
Foreign currency translation and other			(69)	(1.9)			(244)	(1.7)
Total			$190	5.2%			$429	3.0%

	Period-to-Period Change for the Three Months Ended December 31, 2018 vs. 2017		Period-to-Period Change for the Year Ended December 31, 2018 vs. 2017
	As a % of Related Business(b)		As a % of Related Business(b)
	Yield	Volume(e)	Yield	Volume
Commercial	2.3%	4.0%	2.9%	3.2%
Industrial	4.7	0.9	4.4	2.8
Residential	2.0	0.6	1.9	0.1
Total collection	2.8	2.5	2.9	2.2
MSW	2.4	1.4	2.2	1.9
Transfer	2.2	10.8	1.9	6.9
Total collection and disposal	2.3	3.5	2.3	3.2

(a)	Intercompany revenues between lines of business are eliminated in the Condensed Consolidated Financial Statements included herein.

(b)

Calculated by dividing the increase or decrease for the current year period by the prior year period’s related business revenue adjusted to exclude the impacts of divestitures for the current year period.

(c)

Calculated by dividing the increase or decrease for the current year period by the prior year period’s total Company revenue adjusted to exclude the impacts of divestitures for the current year period.

(d)	The amounts reported herein represent the changes in our revenue attributable to average yield for the total Company.

(e)	Workday adjusted volume impact.

WASTE MANAGEMENT, INC.

SUMMARY DATA SHEET

(In Millions)

(Unaudited)

Free Cash Flow Analysis (a)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net cash provided by operating activities (b)	$912	$792	$3,570	$3,180
Capital expenditures	(454)	(528)	(1,694)	(1,509)
Proceeds from divestitures of businesses and other assets (net of cash divested)	102	80	208	99
Free cash flow	$560	$344	$2,084	$1,770

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Supplemental Data

Internalization of waste, based on disposal costs	66.2%	65.6%	66.0%	65.7%

Landfill amortizable tons (in millions)	29.6	28.8	115.6	111.8

Acquisition Summary (c)

Gross annualized revenue acquired	73	16	288	74

Total consideration	121	116	471	205

Cash paid for acquisitions consummated during the period, net of cash acquired	111	110	455	196

Cash paid for acquisitions including contingent consideration and other items from prior periods, net of cash acquired	118	120	466	200

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Landfill amortization expense
Cost basis of landfill assets	$112.7	$106.4	$438.5	$405.0
Asset retirement costs	20.6	8.1	100.5	88.1
Total landfill amortization expense	133.3	114.5	539.0	493.1
Accretion and other related expense	20.5	20.4	80.8	79.2
Landfill amortization, accretion and other related expense	$153.8	$134.9	$619.8	$572.3

(a)

The summary of free cash flow has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(b)	Prior year information has been revised to reflect the adoption of ASU 2016-18 and conform to our current year presentation.
(c)	Represents amounts associated with business acquisitions consummated during the applicable period except where noted.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended December 31, 2018
	Income from Operations	Pre-tax Income	Tax Expense		Net Income (a)	Per Share Amount
As reported amounts	$767	$659	$128		$531	$1.24
Adjustments:
Gain from divestitures, asset impairments and unusual items, net	(44)	(44)	(13)		(31)
Tax benefits related to adjustment to deferred taxes	-	-	17		(17)
	(44)	(44)	4		(48)	(0.11)
As adjusted amounts	$723	$615	$132	(b)	$483	$1.13

	Three Months Ended December 31, 2017
	Income from Operations	Pre-tax Income	Tax Expense	Net Income (a)	Per Share Amount
As reported amounts	$704	$584	$(319)	$903	$2.06
Adjustments:
Impact of Tax Cuts and Jobs Act	-	-	529	(529)
Gain from divestitures, asset impairments and unusual items, net	(26)	(14)	(10)	(4)
Loss on extinguishment of debt	-	6	2	4
	(26)	(8)	521	(529)	(1.21)
As adjusted amounts	$678	$576	$202	$374	$0.85

(a)	For purposes of this press release table, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”.
(b)

The Company calculates its effective tax rate based on actual dollars. When the effective tax rate is calculated by dividing the Tax Expense amount in the table above by the Pre-tax Income amount, differences occur due to rounding, as these items have been rounded in millions. The fourth quarter 2018 adjusted effective tax rate was 21.5%.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Year Ended December 31, 2018
	Income from Operations	Pre-tax Income	Tax Expense		Net Income (a)	Per Share Amount
As reported amounts	$2,789	$2,376	$453		$1,925	$4.45
Adjustments:
Gain from divestitures, asset impairments and unusual items, net	(55)	(55)	(17)		(38)
Tax benefits related to income tax audit settlements	-	-	33		(33)
Benefit primarily related to favorable adjustments from changes in state tax law and impact of Tax Cuts and Jobs Act	-	-	27		(27)
Tax benefits related to adjustment to deferred taxes	-	-	17		(17)
Charges related to multiemployer pension plans	3	3	1		2
Restructuring	2	2	1		1
	(50)	(50)	62		(112)	(0.25)
As adjusted amounts	$2,739	$2,326	$515	(b)	$1,813	$4.20

	Year Ended December 31, 2017
	Income from Operations	Pre-tax Income	Tax Expense		Net Income (a)	Per Share Amount
As reported amounts	$2,636	$2,191	$242		$1,949	$4.41
Adjustments:
Impact of Tax Cuts and Jobs Act	-	-	529		(529)
Tax benefits related to equity-based compensation	-	-	32		(32)
Gain from divestitures, asset impairments and unusual items, net (c)	(17)	20	(6)		26
Charges related to multiemployer pension plans	11	11	4		7
Loss on early extinguishment of debt	-	6	2		4
	(6)	37	561		(524)	(1.19)
As adjusted amounts	$2,630	$2,228	$803		$1,425	$3.22

(a)	For purposes of this press release table, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”.
(b)

The Company calculates its effective tax rate based on actual dollars. When the effective tax rate is calculated by dividing the Tax Expense amount in the table above by the Pre-tax Income amount, differences occur due to rounding, as these items have been rounded in millions. The full year 2018 adjusted effective tax rate was 22.1% .

(c)

Adjustments in 2017 included impairment charges associated with assets in the “Gain from divestitures, asset impairments and unusual items” and “Other, net” financial captions. Additionally, adjustments in 2017 include impairment charges associated with certain of our investments in unconsolidated entities that are included in the “Equity in net loss of unconsolidated entities” financial caption.

WASTE MANAGEMENT, INC.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(In Millions)

(Unaudited)

	Three Months Ended
	December 31, 2018		December 31, 2017
Adjusted Operating EBITDA and Adjusted Operating EBITDA Margin	Amount	As a % of Revenues	Amount	As a % of Revenues

Operating revenues, as reported	$3,842		$3,652

Income from operations, as reported	$767		$704
Depreciation and amortization, as reported	370		342
Operating EBITDA, as reported	$1,137	29.6%	$1,046	28.6%
Adjustment:
Gain from divestitures, asset impairments and unusual items, net	(44)		(26)
Adjusted operating EBITDA (a)	$1,093	28.4%	$1,020	27.9%

	Years Ended
	December 31, 2018		December 31, 2017
Adjusted Operating EBITDA and Adjusted Operating EBITDA Margin	Amount	As a % of Revenues	Amount	As a % of Revenues

Operating revenues, as reported	$14,914		$14,485

Income from operations, as reported	$2,789		$2,636
Depreciation and amortization, as reported	1,477		1,376
Operating EBITDA, as reported	$4,266	28.6%	$4,012	27.7%
Adjustments:
Gain from divestitures, asset impairments and unusual items, net	(55)		(17)
Charges related to multiemployer pension plans	3		11
Restructuring	2		—
Adjusted operating EBITDA (b)	$4,216	28.3%	$4,006	27.7%

2019 Projected Free Cash Flow Reconciliation (c)

	Scenario 1	Scenario 2
Net cash provided by operating activities	$3,625	$3,725
Capital expenditures	(1,650)	(1,750)
Proceeds from divestitures of businesses and other assets (net of cash divested)	50	100
Free cash flow	$2,025	$2,075

(a)	Fourth quarter 2018 adjusted operating EBITDA as a percent of revenue improved 50 basis points as compared with fourth quarter 2017 adjusted operating EBITDA as a percent of revenue.
(b)	Full year 2018 adjusted operating EBITDA as a percent of revenue improved 60 basis points as compared with 2017 adjusted operating EBITDA as a percent of revenue.
(c)

The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2019. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.